Exhibit 2.1

                          MUTUAL TERMINATION AGREEMENT

      This MUTUAL TERMINATION AGREEMENT dated February 29, 2004 (the "Agreement") is made and entered into by and among Krystal Digital Corporation (formally known as ESCAgenetics Corporation), a Delaware corporation ("Krystal") and the former shareholders ("Shareholders") of Shecom Corporation, a Colorado corporation ("Shecom"). Krystal, the Shareholders and Shecom are collectively referred to as the "Parties" and each individually as a "Party".

      WHEREAS, on August 22, 2003, Krystal, Shecom Acquisition Corp, a Colorado corporation and wholly owned subsidiary of Krystal ("Mergeco") and Shecom entered into an Agreement and Plan of Reorganization, as amended on September 24, 2003 (collectively, the "Merger Agreement"); and

      WHEREAS, the Merger Agreement provided for a tax-free issuance of securities pursuant to the provisions of Section 368(a) of the Internal Revenue Code, whereby Krystal acquired 100% of the capital stock of Shecom through the merger of Mergeco with and into Shecom (the "Merger") pursuant to which the separate corporate existence of Mergeco ceased and Shecom continued unimpaired as the surviving corporation of such Merger as a wholly owned subsidiary of Krystal; and

      WHEREAS, in consideration of the Merger and the receipt by Krystal of 100% of the capital stock of Shecom, Krystal agreed to issue to the Shareholders that number of shares of Krystal common stock and warrants to purchase additional shares of Krystal common stock as represented (assuming full exercise of warrants held by them to purchase additional shares of Shecom) 87.5% of the issued and outstanding shares of common stock of Krystal on a fully diluted basis, after giving effect to the Merger; and

      WHEREAS, on November 5, 2003, the effective date of the Merger (the "Effective Date"), Krystal issued 19,823,438 shares of Krystal's common stock and warrants to purchase an additional 2,051,619 shares of Krystal's common stock (the "Merger Securities") to the Shareholders in exchange for 21,257,737 shares of Shecom common stock together with warrants to purchase an additional 2,200,000 shares of Shecom common stock for an aggregate of 23,457,000 fully diluted outstanding shares of Shecom common stock which constituted 100% of the issued and outstanding capital stock of Shecom (the "Exchange Securities"), such calculations not giving effect to a subsequent one for five reverse stock split; and

      WHEREAS, the Merger Agreement provided that after the Effective Date all of the officers and directors of Krystal would be replaced by persons designated by the shareholders of Shecom; and


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      WHEREAS, on the Effective Date a Certificate of Merger by and between
Shecom and Mergeco ("Certificate of Merger") was filed with the Colorado Secretary of State pursuant to which the separate legal existence of Mergeco ceased and Shecom continued as the surviving corporation; and

      WHEREAS, the Board of Directors of Krystal and the Shareholders have determined that as a result of Shecom's inability to produce audited financial statements which has resulted in Krystal's inability to comply with the Securities and Exchange Commission requirements of reporting entities, it is in the best interests of all Parties to rescind the Merger Agreement, for each party to return to the other the consideration received in connection with the Merger and to release each other from all duties, rights, claims, causes of action, obligations and liabilities arising from, in connection with or relating to the Merger Agreement, all as provided herein;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

      1. Agreement to Rescind. Subject to the terms and conditions set forth herein, the Parties agree to rescind the Merger Agreement and the Merger Agreement will be rescinded and of no further force and effect as of the Closing. The Parties agree at the Closing to exchange the Merger Securities and Exchange Securities as more fully set forth in Section 3, so that Krystal will divest itself of and no longer will have any ownership interest in Shecom and the Shareholders will divest themselves of and no longer have any ownership interest in Krystal and that after the Closing, the Shareholders will own 100% of the capital stock of Shecom.

      2. Regulatory Compliance. Krystal undertakes and agrees after to the execution of this Agreement to (a) file a Current Report on Form 8-K pursuant to the Securities Exchange Act of 1934 (the "Act") to disclose this Agreement; (b) to file an Information Statement pursuant to Section 14(c) of the Act ("Information Statement") and
            (c) to issue a press release regarding the Agreement.

      3. Closing. The closing ("Closing") of the transaction and the effectiveness of this Agreement as contemplated by Section 1 shall take place at the offices of ______________________ as ____ a.m. on the twentieth day after the Information Statement is mailed to the shareholders of Krystal, or at such other time and place as the Parties may agree ("Closing Date").

      4. Approval. Prior to Closing, the Board of Directors of Krystal and a majority of its shareholders will have consented in writing to the actions contemplated hereby.


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      5.    Return of Consideration. At the Closing, each Party agrees to return to the other the consideration received by it in connection with the Merger Agreement as follows:

            a) Merger Securities: The Shareholders hereby agrees to endorse, assign and transfer to Krystal all of their right title and interest in and to the Merger Securities. From time to time after the Closing, and without further consideration, the Shareholders agree to execute and deliver such other instruments of transfer and take such other actions as Krystal may reasonably request in order to effectively transfer the Merger Securities to Krystal.

            b) Exchange Securities: Krystal hereby agrees to endorse, assign and transfer to the Shareholders all of its right, title and interest in and to the Exchange Securities. From time to time after the Closing, and without further consideration, Krystal agrees to execute and deliver such other instruments of transfer and take such other actions as the Shareholders may reasonably request in order to effectively transfer the Exchange Securities to the Shareholders.

      6. Management. At the Closing, Krystal's Board of Directors shall appoint Kevin R. Keating as its sole Officer and Director and each shall tender his resignation as an officer and/or director of Krystal effective as of the Closing. Concurrently, the Shareholders shall assume their respective corporate positions they held in Shecom prior to the Merger.

      7. Releases: Each Party hereby unequivocally releases and discharges the other Party and any of its directors, agents, representatives, shareholders, financial advisors, affiliates, principals, or parents, and any administrators, successors and assigns of any action, choses in action, cases, claims, suits, injuries, damages, judgments and liabilities whatsoever, in law, equity or otherwise arising under, in connection with or relating to the Merger Agreement or any transactions contemplated thereby or in connection with the events leading to the termination of the Merger and the rescission of the Merger Agreement. Notwithstanding the foregoing, the Parties specifically acknowledge and agree that any and all claims or actions, asserted or unasserted against the Shareholders and /or Shecom in connection with bridge loans made to Shecom and/or its officers, directors affiliates or shareholders by Keating Investments, LLC, Spencer Clarke, LLC and their respective affiliates and investors are not hereby released, discharged or compromised.

      8. Publicity and Disclosure. Except as required by law, no press releases except as set forth herein shall be issued regarding the rescission of the Merger Agreement by any Party without the prior written consents of the other Parties.



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      9.    Representations of the Parties. Each Party represents to the other that it has all requisite power and authority to execute and perform its obligations under this Agreement; that it has taken all necessary action to authorize such execution, delivery and performance; that such execution, delivery and performance does not violate or conflict with any law applicable to it, any provision of its charter or bylaws, or any order or judgment or order of any court or other agency of government applicable to it and that it has obtained any and all consents necessary such that this Agreement, when executed, will constitute the legal, valid and binding obligation of the Parties, enforceable in accordance with its respective terms.

      10. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supercedes all prior and contemporaneous agreements and understandings. This Agreement is binding upon and shall inure to the benefit of the Parties hereto and their legal representatives, successors and permitted assigns. This Agreement may not be assigned and, except as stated herein, may not be altered or amended except in writing executed by all of the Parties hereto.

      11. Governing Law, Dispute Resolution and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without giving effect to the conflicts of laws principles thereof. All disputes, controversies or claims ("Disputes") arising out of or relating to this Agreement shall in the first instance be the subject of a meeting between a representative of each Party who has decision-making authority with respect to the matter in question. Should the meeting either not take place or not result in a resolution of the Dispute within twenty (20) business days following notice of the Dispute to the other Party, then the Dispute shall be resolved in a binding arbitration proceeding to be held in Denver, Colorado, in accordance with the international rules of the American Arbitration Association. The Parties agree that a panel of three arbitrators shall be required. Any award of the arbitrators shall be deemed confidential information for a minimum period of five years. The arbitrators may award attorneys' fees and other arbitration related expense, as well as pre- and post-judgment interest on any award of damages, to the prevailing Party, in their sole discretion.

      12. Notices. All notices or other communications to be sent by any Party to this Agreement to any other Party shall be sent by certified mail, personal delivery or national overnight courier to the addresses herein designated or as may hereafter be designated in writing by a Party. Notice shall be deemed given and received on the date of actual delivery to the address specified thereon.

      13. Counterparts. This Agreement may be executed in counterparts, all of which, when taken together, shall constitute the entire Agreement.



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      14.   Severability. The provisions of this Agreement shall be severable, so that the unenforceability, validity or legality of any one provision shall not affect the enforceability, validity or legality of the remaining provisions thereof.

      15. Joint Drafting. This Agreement shall be deemed to have been drafted jointly by the Parties hereto, and no inference or interpretation against any Party shall be made solely by virtue of such Party allegedly having been the draftsperson of the Agreement.

      IN WITNESS WHEREOF, the Parties have made and executed this Agreement as of the day and year first above written.



                                  KRYSTAL DIGITAL CORPORATION
                                  a Delaware corporation

                                  By: /s/ Raju Shewa
                                  -----------------------------------
                                  Name: Raju Shewa

                                  Title:

                                  Address: 925 West Lambert Road
                                           Suite A
                                           Brea, CA 92821


                                  SHAREHOLDERS:

                                  By:/s/ Raju Shewa
                                  -----------------------------------
                                  Name:

                                  Address:

                                  By: /s/ Fred Anavim

                                  -----------------------------------
                                  Name:

                                  Address:


                                  By: /s/ Phillip G. Trad
                                  -----------------------------------
                                  Name:

                                  Address:


                                  By: /sl Michael Khorsandi
                                  -----------------------------------
                                  Name:

                                  Address:



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